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                                    [GRAPHIC]

                         WESTPORT RESOURCES CORPORATION
                   1670 BROADWAY, SUITE 2800, DENVER, CO 80202


            WESTPORT REPORTS RECORD RESERVES AND PROVIDES 2002 UPDATE

Denver, Colorado - February 5, 2003 - Westport Resources Corporation (NYSE: WRC) today announced that its estimated proved reserves as of December 31, 2002 increased by 70% from the previous year to approximately 1,580 Bcfe, with a pre-tax net present value discounted at 10% of approximately $2.4 billion, using year-end prices of $31.23 per barrel of oil and $4.58 per Mmbtu of natural gas. Westport's reserves were comprised of 1,105 Bcf of gas and 79 million barrels of oil, with 63% classified as proved developed. The increase is primarily the result of Westport's acquisitions and drilling program. Westport completed approximately $670 million of property purchases in 2002, including the $120 million acquisition of properties in Southeast Texas in September and the $510 million purchase of producing properties and midstream assets in the Greater Natural Buttes area of Utah in December.

Westport has narrowed the range of its expectations for 2002 operational and financial performance, previously released on February 26, 2002 to the following:



Production (Mmcfe/d)                                                            354 - 356
Lease Operating Expense ($/Mcfe)                                              $0.65 - $0.70
G&A Expense ($/Mcfe)                                                          $0.15 - $0.20
Interest Expense ($/Mcfe)                                                     $0.25 - $0.30
Depletion, Depreciation and Amortization Expense ($/Mcfe)                     $1.55 - $1.60


Due to the combination of acquisitions completed during the year and higher than budgeted 2002 commodity prices, Westport expects to report record EBITDAX between $275 and $285 million and record discretionary cash flow between $245 and $250 million. The Company estimates that it's average realized prices excluding hedge settlements were approximately $23.65 per barrel of oil and $2.95 per Mmbtu of natural gas during 2002, compared to $21.69 per barrel of oil and $3.59 per Mmbtu of natural gas during 2001

For 2002, the Company expects its reported earnings to be adversely affected by non-cash charges relating to its commodity price risk management activity and impairments to properties as determined in accordance with the successful efforts method of accounting. Westport estimates reporting approximately $25 to $30 million related to non-cash, non-


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hedge change in the fair market value of derivatives. The majority of these charges relate to derivative contracts entered into in anticipation of the expected production acquired in the Natural Buttes acquisition. Upon the closing of the transaction, the derivative contracts qualified for hedge accounting treatment. The Company also estimates recording non-cash impairments to certain of its properties of approximately $28 to $33 million.

Westport will host a telephone conference call on Tuesday, February 25, 2003, at 11 a.m. EST to discuss financial and operational results for the year and quarter ended December 31, 2002. The Company will announce its complete results on Monday, February 24, 2002. Please call 800-219-6110 (US/Canada) or 303-262-2140 (International) to be connected to the call. A digitized replay will also be available for two weeks following the live broadcast at 800-405-2236 (US/Canada) or 303-590-3000 (International) and can be accessed by using the Conference ID 525206#.

In addition, the conference call may be listened to live over the Internet from the Investor Relations-Webcast Presentation tab on Westport's website at www.westportresourcescorp.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and archived on the Company's website.

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Gulf of Mexico, the Rocky Mountains, Permian Basin/Mid-Continent and the Gulf Coast.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.

FORWARD - LOOKING STATEMENTS

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact, such as anticipated dates of first production, estimated reserves, projected drilling and development activity, projected production, and projected property sales. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the transaction will be consummated. There are many factors that could cause forward-looking statements not to be correct, including the risks and uncertainties inherent in the Company's business and other cautionary statements set forth in the filings of the Company with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, environmental risks, regulatory changes, general economic conditions, risks of assimilating the acquired properties and the actions or inactions of third-party operators. The Company does not undertake any obligation to update any forward-looking statements contained in this release.